Exhibit 5.1

O L S H A N	PARK AVENUE TOWER ● 65 EAST 55TH STREET ● NEW YORK, NEW YORK 10022 TELEPHONE: 212.451.2300 ● FACSIMILE: 212.451.2222

July 16, 2013

Healthcare Services Group, Inc.
3220 Tillman Drive
Glenview Corporate Center, Suite 300
Bensalem, Pennsylvania 19020

Re:          Healthcare Services Group, Inc.
Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Healthcare Services Group, Inc., a Pennsylvania corporation (the “Company”), in connection with the filing of its Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration of the re-offer and resale of up to 1,214,646 shares (the “Shares”) of its common stock, $.01 par value per share (the “Common Stock”), to be issued to the selling security holders named in the Registration Statement.  This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the prospectus forming a part thereof (the “Prospectus”), the Certificate of Incorporation and By-laws, as amended to date, and corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

On the basis of the foregoing and in reliance thereon and subject to the assumptions, qualification and limitations set forth herein, we advise you that in our opinion the Shares when sold will be legally issued, fully paid and non-assessable.

O L S H A N F R O M E W O L O S K Y L L P	WWW.OLSHANLAW.COM

July 16, 2013

We are members of the Bar of the State of New York.  We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the laws of the State of New York, the United States of America, and the Pennsylvania Business Corporation Law.

This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is being furnished in connection with the re-offer and resale of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.  This opinion does not constitute such prior written consent.

We advise you that Robert L. Frome, a director and stockholder of the Company, is a partner of this firm.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP

OLSHAN FROME WOLOSKY LLP